Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, John Johnson, the Chief Executive Officer (principal executive officer) of Strongbridge Biopharma plc (the “Company”), and Robert Lutz, the Chief Financial Officer (principal financial officer) of the Company, each hereby certifies that, to his knowledge on the date hereof:

(a) The Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2020 filed on the date hereof with the Securities and Exchange Commission (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(b) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

This certification shall not be deemed to be filed with the Securities and Exchange Commission and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report), irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained and furnished to the Securities and Exchange Commission or its staff upon request.

By:	/s/ John Johnson
John Johnson
Chief Executive Officer (Principal Executive Officer)
August 4, 2020

By:	/s/ Robert Lutz
Robert Lutz
Chief Financial Officer (Principal Financial Officer)
August 4, 2020